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                                                                    Exhibit 99.1

DIAMONDCLUSTER INTERNATIONAL, INC.
Second Quarter Fiscal Year 2002 Earnings Release

JULIA POTTER, Director of Investor Relations
--------------------------------------------

Good morning and thank you all for joining us to discuss market conditions and our financial results for our second fiscal quarter.

During today's call, we will make both historical and forward-looking statements in order to help you better understand our business. You should realize that our actual results might differ materially. Any forward-looking statements speak only as of today's date--October 24th, 2001--and we undertake no duty to update this information in the future. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including the Form 10Q for the quarter ended June 30, 2001.

Now I want to introduce the members of management here today. With me are DiamondCluster's chairman and CEO Mel Bergstein, CFO Karl Bupp, president of North America Adam Gutstein, president of Europe and Latin America, Javier Rubio who is joining the call from Madrid, and senior vice president of finance and administration, Bill McClayton.

With that, I will turn it over to our chairman and CEO, Mel Bergstein.  Mel?

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MEL BERGSTEIN, CEO
------------------

Thanks, Julia.

Let me start with the headlines:

     - First, we delivered results for the quarter in line with our previous guidance

     - Second, the impact of September 11th on our September quarter was minimal, but we do expect it to impact the December quarter revenue because of a month of lost selling.

     - Third, based on the further deterioration of the macro-economic environment, we have modified our planning assumptions.

     - Last, we remain committed to our objective of operating the business between the two tenets of remaining at least cash flow neutral from operating activities and protecting our assets, which are our people, our clients and our intellectual capital. The December quarter, however, is likely to be an aberration principally due to a charge related to expense reduction actions we plan to take in the December quarter.

In the September quarter we reported results in line with our previous guidance. We delivered revenue of $50.1 million in the quarter. Tight management and control of expenses enabled us to be breakeven on the bottom line on a cash EPS basis, and we maintained our strong balance sheet, increasing cash to over $122 million.

Based on the further deterioration of the macro-economic environment we have modified our planning assumptions looking forward. We had previously told you that our planning assumptions placed a high probability on an economic recovery beginning before the end of


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the calendar year. Based on the current economic reports, we now are planning on that recovery being pushed back at least six months, to at least late spring of next year.

While our planning assumptions have changed, our principles have not. We remain committed to remaining at least cash flow neutral from operating activities and to protecting our assets--which are our people, our clients and our intellectual capital. That said, we expect the December quarter to be an aberration principally related to the charge we expect to take in the December quarter and we will thus allow a cash burn in the December quarter. We are committed to returning to cash flow neutral from operating activities in the March quarter. Karl will give you more detail about this in a minute.

Based on these new planning assumptions, we have taken additional expense management actions. We have withdrawn most of the outstanding U.S. campus job offers. We have made limited practice reductions in areas in North America where we see less long-term client demand. We have restructured our furlough program to reflect our new plan. Finally, on a global basis we are restructuring our non-client serving operations group based on new demand levels and to garner more efficiency out of the company's infrastructure. These are extremely difficult actions to take given that these are extraordinarily talented people, but we believe that these are the necessary actions for the business.

Looking ahead, we are confident in our future. Technology will continue to forge ahead and disrupt clients' businesses and thereby create business opportunities and challenges. CEOs will be forced to contend with this change and will seek the expertise of consultants who have deep strategy skills as well as deep technology expertise. That is our sweet spot and DiamondCluster will continue to deliver value to its clients through tangible results.

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With that, I'll let Karl give you some more detail on the quarter, and then Adam and Javier will talk about their market environments. After that we will open the call for questions.


KARL BUPP, CFO
--------------
Thanks, Mel.

For the September quarter, we reported revenue of $50.1 million, in line with our previous guidance. Revenue was split evenly between North America and Europe and Latin America.

The company had an operating loss, before amortization of goodwill and non-cash compensation, of $908 thousand for the quarter. We were nearly breakeven on the EBITA line because of strong overall expense management, which enabled us to reduce operating expenses to $51 million for the quarter, down from $57 million in the prior quarter. In fact, we reduced expenses by $1 million more than we had originally anticipated. This reduction in operating expenses, however, was offset by continued low utilization and continued investment in clients.

We were breakeven on a cash EPS basis for the quarter. Once again, cash EPS is derived by taking cash income from operations and adding back other income, and by assuming a 39% tax rate with 32.2 million weighted average shares outstanding. On a GAAP basis, we had a $28.2 million net loss in the quarter, which was a 92-cent loss per share, compared with a dollar loss per share last quarter. The GAAP loss was primarily due to the $28.6 million in

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goodwill amortization and non-cash compensation expense incurred during the quarter primarily related to the Cluster transaction.

Looking at the balance sheet, we ended the quarter with $122.2 million in cash, up $1.4 million from $120.8 million at the end of the first quarter. Days billings outstanding--or DBOs--in North America was 25 days and in Europe and Latin America was 73 days, for a combined 49 days. DBOs in Europe and Latin America increased slightly primarily due to two large payments that were received two days after quarter end. Had those two receivables been collected in the quarter, combined DBOs would have been 45 days in the quarter, within our target range of 35-45 days.

The two-day delay in collections also impacted our cash flow from operating activities, resulting in a slightly negative cash flow from operating activities of $1.2 million. Again, had these payments been received prior to September 30th, we would have generated more than $1 million in positive cash flow from operating activities during the quarter.

We did work for 77 clients in the quarter, compared with 79 in the first quarter and 61 in the year-ago period. The number of new clients in the quarter increased to 32, up 33% from 24 clients last quarter. We are encouraged by this increase in the number of new clients, and more importantly by the fact that these new clients represented 13% of revenue in the quarter, compared with just 7% of revenue in the June quarter. This is trending back to our historic average of 10-20%, which we last achieved during the December 2000 quarter. The drop in percentage of repeat revenue for existing clients is accounted for by generally lower spending by our stable base of core clients. In fact, even while year-over-year, our top 10

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clients have on average reduced their spending with us by 26%, the retention of our core clients remains high.

Our largest client for the second quarter in a row was a large North American insurance company. This client represented 7% of revenue. Our top five clients represented 35% of revenue, the same as the second quarter of last year, and down from 39% for the first quarter of this year.

In terms of our vertical industry performance globally, telecommunications and utilities represented 60% of revenue in the quarter, up from 47% in the first quarter. Insurance and healthcare represented 16% of revenue, down from 20% in the first quarter. Consumer and industrial products and services represented 14% of revenue, down from 20% in the first quarter. And, financial services represented 10% of revenue, down from 13% in the first quarter. The increase in the telecom and utilities vertical primarily reflects the higher overall percent of revenue represented by our European and Latin American practice.

We ended the September quarter with 1,095 client-serving professionals, including the 224 consultants on furlough or sabbatical at the end of the quarter. North America ended the quarter with 646 consultants and Europe and Latin America had 449 consultants. Our annualized revenue per professional, excluding consultants on furlough or sabbatical, was $206,000 in the quarter. This was due to continued pricing pressure, low utilization, and investment in clients. Utilization in the quarter was in the low 50's. Annualized turnover of client-serving professionals in the quarter was 19%, down from 22% in the first quarter. Annualized voluntary turnover in the quarter was only 4%.

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As Mel said, in concert with our new planning assumptions, we have taken additional expense management actions, including withdrawing most of the outstanding U.S. campus job offers. We have also made limited practice reductions in the U.S., eliminating a small group of 27 practice consultants in an area that we no longer view as a core competency for our company. We remain committed to our furlough program, and have extended it beyond 6 months. We have told our people that anyone who is still on furlough after 6 months will continue to receive partial compensation, benefits and vesting, but the comp rate will decrease from 35% of their base salary to 25%. Finally, we are restructuring our non-client serving operations group on a global basis to align it with current demand and to garner more efficiency out of the company's global infrastructure.

As a result of these actions, we will take a charge during the third fiscal quarter of approximately $12-14 million, the majority of which will be paid out in the December quarter. The charge will consist of severance and related expenses, and other expenses related to our operational restructuring. We expect the expense savings from these actions to be approximately $4 million in the December quarter, and $22 million on an annualized basis.

As we look ahead to the December and March quarters, we expect our operating expenses will be $47 million in each quarter. We are projecting revenue for the December quarter to be $40-$45 million. Revenue in North America is expected to decline approximately 10% sequentially. In Europe and Latin America, revenue is expected to decline more than 15% sequentially primarily due to a temporary suspension of operations at our largest European client, Xfera, the Spanish 3G operator. Javier will comment on this further in a bit.

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We anticipate turnover will increase in the December quarter as a result of our
October mid-year performance reviews as well as other personnel actions we will take in the quarter. Consultant headcount is expected to be approximately 975 at the end of December. We will burn cash in the December quarter--up to $10 million--principally due to the charge we plan to take in that quarter. We believe the results in the December quarter will be an aberration due to the effects of the weaker than expected global economy and the events of September 11th. Still, we are committed to returning to cash flow neutral from operating activities in the March quarter.

With that, I will turn it over to Adam to talk about the market in North America. Adam?

ADAM GUTSTEIN, President of North America
-----------------------------------------
Thanks, Karl.

North American revenue for the September quarter was $25.2 million in what continues to be a very difficult economic environment. In this quarter, we acquired a small number of new clients that should serve us well in the future and we continue to have a strong presence at our core clients. We believe this is a reflection of the quality of our people, the strength of our intellectual capital and our track record around delivering value through the marriage of technology and strategy.

The appropriate place to start is to consider to what extent September 11th impacted our business. Let me address that by saying that there was only a small revenue impact in the second quarter due to slow starts and extensions in the second half of September. The real impact will be felt in the December quarter. We had a period of three to four weeks where

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meetings were severely limited because of travel, and clients assessing the damage to their own businesses. While December revenue will suffer because of the tragic events of September 11th, activity and client interest appears to be returning to pre September 11th levels and in some cases to stronger levels as our clients and prospects approach the next year in terms of planning and budgeting and return to a "business as usual" mindset.

There continues to be a good deal of focus on projects designed to reduce cost, improve operational effectiveness and manage customer interactions, but there also seems to be a shift in mood from last quarter as companies anticipate next year and start thinking about growth and investment. Along these lines, we find ourselves being asked to help clients with work that is already underway to help them re-focus and re-prioritize in the context of next year's objectives. Still, new projects remain small, initially narrowly defined, and they are often designed to be self-funding. We believe this favors firms like ours that are able to develop and deliver compelling ROI analysis to very senior level buyers and it positions us well for the inevitable upturn in spending. Clients continue to choose DiamondCluster because of our objectivity, our deep skilled and multi-disciplinary teams, and our reputation for delivering value.

Our largest client in North America in the quarter was also our largest client overall. For the second quarter in a row, our largest client is a large insurance company. We have worked with this client going on two years now, and have recently extended that work through at least the end of our fiscal year. We have worked with them in a number of areas, including strategy, technology, organization, process, and interim management.

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Building on the platform we have today, we see opportunity across all verticals in the next quarter, with particular strength in insurance. Insurance was our strongest vertical in the September quarter, and we expect it to remain relatively strong for at least the next few quarters. We also saw new client work in the consumer goods, industrial products, high tech, and healthcare segments of our business. Financial services remains weak and we maintain our presence in the telecom sector.

Looking forward, we believe that companies will have more visibility into calendar year 2002 than they have had for some time. It is clear that for most, 2001 will finish on a difficult note and that comparisons to 2001 should be easier in 2002 than those made this year to that of 2000. We believe that this should open up spending on a relative basis beyond what we have seen of late. Spending has dramatically slowed for nearly 12 months, but the problems are still there and companies need help solving them.

Our approach as we move forward in North America is one of relentless focus. This is a relationship business and the partners in North America continue to focus on our core clients, and only the most promising prospects--those prospects that we believe will become core clients. We believe our revenue and expense plans in North America are now in line with our revised planning assumptions.

We are encouraged by our strong client relationships and the dedication of our consultants and their steadfast commitment to help our clients to become market leaders. We are beginning to see the fruits of that focus as we initiate relationships with additional well-known, Fortune 500 companies. We believe that absent additional shocks to the US economy, we will see these new relationships begin to blossom in the March quarter. If

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there is one meaningful positive in this difficult time, it is that our focus is improving an already strong client base.

With that, let me turn it over to Javier to talk about the market in Europe and Latin America.

JAVIER RUBIO, President of Europe and Latin America
---------------------------------------------------

Revenue in the second quarter for Europe and Latin America was $25.0 million, essentially the same as last quarter. The environment in Europe and Latin America also remains quite the same as it was last quarter. The weak global economy continues to put some pressure on our business but the strength of our client relationships at very senior levels of the organization also continues to protect us to some degree.

At the time our merger was announced, we told you our objective was to expand our vertical expertise into other industries outside of telecom and to introduce our technology capability to both new and existing clients to better balance the revenue base here. We have been successful on both fronts. In fact, today, for the first time, 3 of the top 10 clients in Europe and Latin America are not in the telecom sector--one was an electric utility, one was a car manufacturer, and one was a financial services company. And, if you look at just the new clients revenue in the second quarter, more than half came from non-telecom companies. We have had the most success entering new verticals by leveraging the technology and vertical expertise of our North American partners, and then by hooking into one of our existing competencies, such as mobility or CVM, or customer value management. We have been able to translate into other industries the CVM approach DiamondCluster specifically developed to help telco operators optimize the value of their existing customer base.

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Still, telecom remains a very good revenue source for us. We continue to help telco operators to do operational efficiency work that focuses on short-term EBITDA improvements, as well as help them with their marketing plans and operational structures as they begin shifting from voice to data offerings. Wireless telco operators continue to migrate from 2G to 2.5G technology, or GPRS, as they wait for 3G technology to pick up again probably in mid- to late-2003. We also continue to do a good deal of CVM work. CVM and operational efficiency initiatives are in most demand in today's weaker economy.

In addition to the increased balance in our business, there are two things that give us confidence as we go forward. First, about a week ago there was an important development in the telecom sector. As you know, the UTMS or 3G licenses were auctioned off for a good deal of money in several large European countries and that debt has been weighing heavily on the telco operators who were awarded the licenses. In France, the government recently lowered the price-tag on licenses in France to one-eighth of the original price. In absolute terms, this means the cost of a license going from $4.4 billion to one-half billion. This eases the operators' debt immediately and greatly improves the overall health of their businesses. We saw this positive news reflected in the immediate increase in stock prices of all large wireless carriers across Europe, not just France, after this announcement. In fact France Telecom has increased 22% since the announcement, versus the CAC (European index) increase of 2%.

Second, we have had a good deal of success over the last two quarters selling technology-related work both inside and outside the telecom sector, and specifically IT assessment and

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IT improvement projects. About one-quarter of the new revenue in the second quarter in Europe and Latin America is technology work.

Building on the platform we have today, we see particular opportunity next quarter in Central Europe and to a minor degree in Latin America. If you look at revenue regionally, Central Europe, which represented 20% of revenues for the quarter in Europe and Latin America, was once again our strongest growth region. Latin America, which is primarily Brazil, did come down slightly as a percent of revenue, as expected, but the outlook looks more promising. Northern Europe, like the U.S., remains weak, but does not appear to be declining further.

Southern Europe, the largest of the European regions at 47% of European and Latin American revenue, was stable in the September quarter, but will come down as a percent of revenue in December due to Xfera, our largest client in Europe. Xfera, unlike other 3G operators in Europe, is a new entrant in the Spanish market and do not have a 2G or 2.5G platform to fall back on to generate cash flow while waiting for the delayed start of 3G technology. In October, Xfera postponed their launch as an operator by 18 months because they were not granted a temporary 2G license that would allow them to compete fairly with the three existing operators in the cellular space in Spain.

While this will impact our revenue in the December quarter, we believe that the move by Xfera was justified. We also believe, at the same time, that there continues to be opportunity for Xfera either through new funding and/or regulatory change.

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We are making good progress entering other verticals, particularly financial services and utilities, and introducing technology-related services to new and existing clients. And, with governments, as we have seen in the case of France, starting to take some action with respect to 3G, we very well may see an inflection point for the telecom industry in Europe in the not too distant future.

With that, I'll turn it back to Mel.

MEL BERGSTEIN
-------------

So, let me summarize with what is changing and what is not changing. Our planning assumptions for an economic recovery have changed based on the further deterioration of the macro-economic environment. We now believe the recovery will be late spring at the earliest.

What has not changed is our business model, which places us at the junction of business strategy and technology. This is an enduring model that delivers very attractive results in normal economic times. Another thing that has not changed is our presence at our core clients. While many have reduced their spending, their commitment to us remains strong. So, at clients such as Goldman Sachs, Enron, Deere, CNA, Telefonica, Iberdrola, Telemar and BMW, we continue to serve even if at somewhat reduced levels from the past. And, our focus is yielding new opportunities for us at large, well-known clients in North America and Europe. We believe we will see the beginning of that revenue late in the December quarter and into the March quarter.

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We have not changed our objective of operating the business between the two tenets of remaining at least cash flow neutral from operations and protecting our assets, which are our people, our clients and our intellectual capital. The December quarter, however, is likely to be an aberration due to a one-month loss in new business development. Time will tell whether we can make up the shortfall, but given the holidays, at this point in time we are not confident that we can avoid a cash shortfall in the December quarter principally due to the charge we plan to take in that quarter. We are committed to returning to cash flow neutral from operating activities in the March quarter.

As we come upon the first anniversary of the merger of Diamond and Cluster, no one could have foreseen, a year ago, the precipitous global economic deterioration, nor the tragedy of September 11th. Yet, I believe that we, as a group, believe we are stronger facing these challenges together. And if anything, these hard times have made us more dependent on, and appreciative of, each other.

These are challenging times for all companies and we certainly know this to be true. We believe what companies need to do is to look forward. What we believe and what we are telling clients is that now is the time for leadership.

This company is committed to quality, growth and profitability for its clients and its investors. And we are committed to building careers for our people. We are building this company for the long term. Clients will always look to us to deliver value with integrity, and we have an extraordinary track record of success that serves us well. Values, discipline and focus will drive our success.

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Now, I'd like to open the call for questions.

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